                                                                     EXHIBIT 2.1


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of _________, 1998 by and between Enact Health Management Systems, a California corporation ("Enact California"), and Enact Health Management Systems Delaware Corporation, a Delaware corporation ("Enact Delaware").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Enact Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, Enact California is a corporation duly organized and existing under the laws of the State of California;

     WHEREAS, on the date of this Merger Agreement, Enact Delaware has authority to issue 1,000 shares of Common Stock, par value $0.001 per share (the "Enact Delaware Common Stock"), of which 100 shares are issued and outstanding and owned by Enact California;

     WHEREAS, on the date of this Merger Agreement, Enact California has authority to issue 20,000,000 shares of Common Stock (the "Enact California Common Stock"), of which ___________ shares are issued and outstanding, and 10,000,000 shares of Preferred Stock (the "Enact California Preferred Stock"), of which ________ shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors for Enact Delaware and Enact California have determined that, for the purpose of effecting the reincorporation of Enact California in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that Enact California merge with and into Enact Delaware upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of Enact Delaware and Enact California, the shareholders of Enact California, and the sole stockholder of Enact Delaware have adopted and approved this Merger Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Enact California and Enact Delaware hereby agree to merge as follows:

     1.  Merger.  Enact California shall be merged with and into Enact Delaware,
         ------
and Enact Delaware shall survive the merger ("Merger"), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the "Effective Date").

     2.  Governing Documents.  The Certificate of Incorporation of Enact
         -------------------
Delaware shall be amended to read in full as follows:

     FIRST:  The name of the Corporation is Enact Health Management Systems
     -----
             (hereinafter sometimes referred to as the "Corporation").

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     SECOND:  The address of the registered office of the Corporation in the
     ------
              State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

     THIRD:   The purpose of the Corporation is to engage in any lawful act or
     -----
              activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:
     ------

     The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock and Common Stock. The total number of shares of all series of Preferred Stock that the Corporation shall have authority to issue is 5,795,522/1/ and the total number of shares of Common Stock that the Corporation shall have authority to issue is 50,000,000. All the authorized shares shall have a par value of $0.001.

     The shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The first series of Preferred Stock shall be comprised of 2,340,160 shares, designated as "Series A Preferred Stock." The second series of Preferred Stock shall be comprised of 220,385 shares, designated as "Series B Preferred Stock." The third series of Preferred Stock shall be comprised of 684,231 shares,
designated as "Series C Preferred Stock."   The fourth series of Preferred Stock
shall be comprised of 550,746 shares, designated as "Series D Preferred Stock." Unless otherwise specified, as used below "Preferred Stock" shall refer to the Series A Preferred

_______________________
/1/ Reflects current authorized number of Preferred Stock (2,340,160 Series A,
    220,385 Series B, 684,231 Series C and 550,746 Series D plus an additional 2,000,000 shares). The number will be changed to reflect the outstanding shares existing at the time of filing of this Agreement and Plan of Merger, plus an additional 2,000,000 shares. Currently, the number of shares of Preferred Stock outstanding are: 2,325,960 Series A, 220,385 Series B, 381,024 Series C and 275,373 Series D. These numbers are subject to change based on (i) the date of completion of the Initial Public Offering, (ii) exercise of warrants, and (iii) conversion of convertible notes.

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Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series
D Preferred Stock./2/

     On the date (the "Series D Dividend Date") which is two hundred ten (210) days after the date of the first issuance of any shares of Series D Preferred Stock (the "Initial Series D Issuance Date"), if the Corporation has not received ten million dollars ($10,000,000) or more in aggregate proceeds from one or a series of related sales of equity securities of Corporation made following July 18, 1997, then on such Series D Dividend Date the Corporation shall without further action or consideration issue as a stock dividend one share of Series D Stock to the holder of each outstanding share of Series D Preferred Stock with respect to each such share (the "Series D Dividend") and all other then outstanding shares of Common Stock or Preferred Stock shall remain outstanding without change.

     The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock and Preferred Stock are as follows:

  Section 1.  Dividends
  ---------   ---------

        (a) The holders of Preferred Stock shall be entitled to receive dividends out of any funds legally available therefor, payable in preference and priority to any payment of any dividend on Common Stock, when, as and if declared by the Board of Directors. The right to dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of the Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. No dividends on Common Stock shall be declared or paid unless and until a dividend in an equal amount per share on an as-converted basis has been declared and paid on the Preferred Stock.

________________________
/2/ Reflects current authorized number of Preferred Stock (2,340,160 Series A,
    220,385 Series B, 684,231 Series C and 550,746 Series D) and will be changed as referenced in footnote 1 above.

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  Section 2.  Preference on Liquidation
  ---------   -------------------------

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital surplus or earnings, before any payment shall be made with respect to the Common Stock, an amount equal to (i) $0.7042254 per share of Series A Preferred Stock then held by them, $3.63 per share of Series B Preferred Stock then held by them, $5.249 per share of Series C Preferred Stock then held by them and $12.00 ($6.00 after the Series D Dividend) per share of Series D Preferred Stock then held by them (each such amount to be adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), and (ii) an amount equal to all declared and unpaid dividends with respect to each such series to the date fixed for distribution.

        (b) If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Stock the full amounts to which they shall be entitled under Section 2(a) above, the holders of the Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

        (c) After setting apart or paying in full the amounts due the holders of the Preferred Stock under Sections 2(a) and 2(b), above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed ratably on a per share basis among the holders of Common Stock and the holders of Preferred Stock as if fully converted to Common Stock.

        (d) The (i) merger or consolidation of the Corporation into or with another corporation in which the stockholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation, (ii) sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation, or (iii) sale by the Corporation's stockholders of 50% or more of the Corporation's outstanding securities in one or more related transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 2; provided that the transactions described in subsections (i), (ii) and (iii) of the foregoing sentence shall not be deemed to be a liquidation, dissolution or winding up if the holders of the shares of Preferred Stock would receive under the terms of the agreement regarding the transaction described in clause (i), (ii) or (iii) above, an amount per share of Preferred Stock which is equal to or greater than the amount which would be received upon a liquidation, dissolution or winding up of the Corporation on the date of such transaction, assuming for such purpose that the

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aggregate consideration received by such holders in such transaction were treated as an asset of the Corporation.

  Section 3.  Voting.
  ---------   ------

        (a)  Voting for Directors. The holders of Series A Preferred Stock,
             --------------------
voting together as one class, shall be entitled to elect one director. The holders of Common Stock and the holders of Preferred Stock, voting together as one class at any annual or special meeting of stockholders of the Corporation, or by written consent, shall be entitled to elect the remaining directors upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes for the Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Common Stock into which all of his shares of Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent (such basis for voting of shares of the Corporation's stock shall hereinafter be referred to as an "As Converted Basis"). Any vacancy in the Board occurring because of the death, resignation or removal of a director elected by the holders of the outstanding class with voting power entitled to elect him or her shall be filled by the vote or written consent of the holders of the outstanding class with voting power entitled to elect him or her or, in the absence of action by such holders, by action of the remaining directors. A director may be removed with or without cause by the vote or consent of the holders of the outstanding class with voting power entitled to elect him or her. Any vacancy in the Board caused by an increase in the number of authorized directors of the Corporation shall be filled by the vote or written consent of the holders of the outstanding shares of Preferred Stock and the holders of the outstanding Common Stock voting together as a single class.

        (b)  All Other Matters. On all other matters, except as otherwise
             -----------------
required by law or as set forth herein, the shares of Preferred Stock shall be voted on an equal basis with the shares of the Common Stock at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, upon an As Converted Basis.

        (c)  Series B Voting Exception. Notwithstanding the foregoing, in the
             -------------------------
event of a "liquidation, dissolution or winding up" pursuant to Section 2 above wherein the holders of Series B Preferred Stock do not receive an amount equal to or in excess of the amount due to such holders under Section 2(a), then such liquidation, dissolution or winding up shall require, in addition to any other vote required by law or under this Certificate, the approval by vote or written consent of at least a majority of the outstanding shares of Series B Preferred Stock voting together as one class, separate and apart from the holders of any other series of Preferred Stock or the holders of Common Stock (hereafter, referred to as a "Series B Voting Exception").

        (d)  Series C Voting Exception.  Notwithstanding the foregoing, in the
             -------------------------
event of a "liquidation, dissolution or winding up" pursuant to Section 2 above wherein the holders of Series C Preferred Stock do not receive an amount equal to or in excess of the amount due to such holders under Section 2(a), then such liquidation, dissolution or winding up shall require, in addition to any other vote required by law or under this Certificate, the approval by vote or written consent of at least a majority of the outstanding shares of Series C Preferred Stock voting together as one class, separate and apart from the holders of any other series of Preferred Stock or the holders of Common Stock (hereafter, referred to as a "Series C Voting Exception").

        (e)  Series D Voting Exception.  Notwithstanding the foregoing, in the
             -------------------------
event of a "liquidation, dissolution or winding up" pursuant to Section 2 above wherein the holders of Series D Preferred Stock do not receive an amount equal to or in excess of the amount due to such holders under Section 2(a), then such liquidation, dissolution or winding up shall require, in addition to any other vote required by law or under this Certificate, the approval by vote or written consent of at least a majority of the outstanding shares of Series D Preferred Stock voting together as one class, separate and apart from the holders of any other series of Preferred Stock or the holders of Common Stock (hereafter, referred to as a "Series D Voting Exception").

  Section 4.  Conversion
  ---------   ----------

        The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $0.7042254 by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The number of shares of fully paid and nonassessable Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing $3.63 by the Conversion Price (as hereinafter defined). The number of shares of fully paid and nonassessable Common Stock into which each share of Series C Preferred Stock may be converted shall be determined by dividing $5.249 by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The number of shares of fully paid and nonassessable Common Stock into which each share of Series D Preferred Stock may be converted shall be determined by dividing $12.00 ($6.00 in the event of the Series D Dividend) by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The Conversion Price shall initially be $0.7042254 for the Series A

Preferred Stock, $3.63 for the Series B Preferred Stock, $5.249 for the Series C Preferred Stock and $12.00 for the Series D Preferred Stock, subject to adjustment as provided in Section 4(e) below.

        (b) Each share of a particular series of Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price for each such share immediately upon (i) the holders of more than two-thirds of that series of Preferred Stock then outstanding consenting to the conversion of that series of Preferred Stock to Common Stock,
(ii) such date as two-thirds of the authorized number of that series of Preferred Stock shall have been converted to Common Stock, or (iii) the closing of the Corporation's sale of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to a firm commitment underwritten public offering in which the Corporation receives or is to receive aggregate cash proceeds of more than $10,000,000, and the public offering price of which is not less than $10.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations).

        (c) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock, and any shares of Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the Corporation's Board of Directors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

        (d) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (e) The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                (1) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, without an equivalent subdivision of, or dividend on, the Preferred Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, without an equivalent combination of the Preferred Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                (2) In the event of the Series D Dividend the Conversion Price for the Series D Preferred Stock in effect immediately prior to the Series D Stock Split shall be proportionately decreased (for example, from $12.00 to $6.00 per share), effective at the close of business on Series D Dividend Date.

                (3) Notwithstanding anything to the contrary in this Certificate of Incorporation immediately prior to the closing of an equity financing in excess of $10,000,000 (the "Financing") on a date which is not more than one hundred twenty (120) days after the date of the first issuance of shares of Series D Preferred Stock, the effective Conversion Price for the Series D Preferred Stock shall be the per share price of the shares sold in the Financing multiplied by .8; immediately prior to the closing of a Financing on a date which is not less than one hundred twenty-one (121) nor more than two hundred ten (210) days after the date of the first issuance of shares Series D Preferred Stock, the effective Conversion Price for the Series D Preferred Stock shall be the per share price of the shares sold in the Financing multiplied by
 .65; and immediately prior to the closing of a Financing on a date more than two hundred ten (210) days after the first issuance of the Series D Preferred Stock, the effective Conversion Price for the Series D Preferred Stock shall be the per share price of the shares sold in the Financing multiplied by .5; provided, that in no event shall the effective Conversion Price as recalculated pursuant to this section 4(e)(3) be reduced to an amount less than $5.25 (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations, other than the Series D Dividend).

                (4) If the Corporation shall issue or sell Equity Securities as defined in Section 4(f)(1) below at a consideration per share (the "Lower Price") less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price of each share of such series of Preferred Stock shall be adjusted to a price (calculated to the nearest cent) determined by dividing:

                        (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price, (y) the number of shares of Common Stock issuable upon conversion or exchange of any shares of stock or convertible securities of the Corporation outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale; by

                        (B) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any shares of stock of the Corporation outstanding immediately after such issue or sale.

        (f) For purposes hereof the following provisions shall be applicable:

                (1) The term "Equity Securities" shall mean any shares of Common Stock, or any obligation, any share of stock or other security of the Corporation convertible into, exercisable or exchangeable for Common Stock except for (i) up to 3,151,500 shares of Common Stock issued or issuable on or after the date of incorporation of the Corporation to officers, directors, employees or consultants of the Corporation pursuant to stock grants, stock purchase and stock option plans or other stock incentive programs, agreements or arrangements approved by the Board of Directors prior to June 30, 1997 such amount to increase by 200,000 shares on December 31, 1996 and annually on December 31 thereafter; provided, however, that such increases shall in no event exceed 600,000 shares in the aggregate, (ii) shares issued pursuant to transactions described in subsection (e)(1) of this Section 4, (iii) shares of capital stock issued upon the exercise of warrants to purchase 52,000 shares of Common Stock and warrants to purchase 131,420 shares of Series C Preferred Stock issued on or after the date of incorporation, (iv) shares of Series C Preferred Stock issued upon conversion of a convertible note issued on August 30, 1996 in the amount of $1,000,000, (v) shares of capital stock issued upon conversion of convertible notes issued in October of 1996 in aggregate amount of up to $2,000,000 (vi) shares of Common Stock issued upon conversion of the Preferred Stock and (vii) shares issued pursuant to the Series D Dividend.

                (2) In the case of an issue or sale for cash of shares of Common Stock or shares convertible into or exchangeable for Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                (3) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined reasonably and in good faith by the Board of Directors.

                (4) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                (5) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

                (6) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection
(4) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (5) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (2) and (3) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares or stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (4), or the termination of any right of conversion or exchange referred to in subsection (5), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                (7) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or options or rights not referred to in this
Section 4(f), then, in each such case, the holders of the Preferred Stock shall be entitled to the distributions provided for in Section 1 above, and no adjustment to the Conversion Price provided for in this Section 4 shall be applicable.

        (g) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

        (h) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

        (i) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action, which the Corporation shall use its best efforts to obtain), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common

Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

  Section 5.  Status of Converted Stock
  ---------   -------------------------

        In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     FIFTH:  The following provisions are inserted for the management of the
     -----
             business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        C. On and after the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered public offering (the "IPO"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to such sale, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        D. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting.

     SIXTH:
     -----

        A. The number of directors shall initially be set at six (6) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing of the IPO, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy resulting from the removal of a director by the stockholders as provided in Article SIXTH, Section C below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in Article SIXTH, Section A above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

   SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or
   -------
             repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    EIGHTH:  A director of the Corporation shall not be personally liable to
    ------
             the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law,
             (iii) under Section 174 of the Delaware General Corporation Law, or
             (iv) for any transaction from which the director derived an improper personal benefit.

             If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

             Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH:  The Corporation reserves the right to amend or repeal any provision
     -----
             contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other
                          --------  -------
             provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

     The Certificate of Incorporation of Enact Delaware, as amended herein, shall continue to be the Certificate of Incorporation of Enact Delaware as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The Bylaws of Enact Delaware, in effect on the Effective Date, shall continue to be the Bylaws of Enact Delaware as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     3.  Directors and Officers.  The directors and officers of Enact California
         ----------------------
shall become the directors and officers of Enact Delaware upon the Effective Date and any committee of the Board of Directors of Enact California shall become the members of such committees for Enact Delaware.

     4.  Succession.  On the Effective Date, Enact Delaware shall succeed to
         ----------
Enact California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

     5.  Further Assurances.  From time to time, as and when required by Enact
         ------------------
Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Enact California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Enact Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Enact California, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Enact Delaware are fully authorized in the name and on behalf of Enact California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6.  Stock of Enact California.
         -------------------------

          a.  Common Stock.  Upon the Effective Date, by virtue of the Merger
              ------------
and without any action on the part of the holder thereof, each share of Enact California Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Enact Delaware Common Stock.

          b.  Preferred Stock.  Upon the Effective Date, by virtue of the Merger
              ---------------
and without any action on the part of the holder thereof, each share of each series of Enact California

Preferred Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Enact Delaware Preferred Stock of an equivalent series.

          c.  Fractional Shares.  No fractional shares which a Enact Delaware
              -----------------
stockholder would otherwise be entitled to receive by reason of the exchange of Enact California stock for Enact Delaware stock shall be issued.

     7.  Stock Certificates.  On and after the Effective Date, all of the
         ------------------
outstanding certificates which prior to that time represented shares of Enact California stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Enact Delaware stock into which the shares of Enact California stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Enact Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Enact Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Enact Delaware stock evidenced by such outstanding certificate as above provided.

     8.  Options and Warrants.  Upon the Effective Date, each outstanding
         --------------------
option, warrant or other right to purchase shares of Enact California stock, including those options granted under the 1995 Stock Option Plan and the 1997 Stock Option Plan (the "Option Plans") of Enact California, shall be converted into and become an option, warrant, or right to purchase the number of shares of Enact Delaware stock at a price per share equal to the exercise price of the option, warrant or right to purchase Enact California stock and upon the same terms and subject to the same conditions as set forth in the Option Plans and other agreements entered into by Enact California pertaining to such options, warrants, or rights. A number of shares of Enact Delaware stock shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of Enact California stock so reserved as of the Effective Date. As of the Effective Date, Enact Delaware shall assume all obligations of Enact California under agreements pertaining to such options, warrants, and rights, including the Option Plans, and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.

     9.  Other Employee Benefit Plans.  As of the Effective Date, Enact Delaware
         ----------------------------
hereby assumes all obligations of Enact California under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     10.  Outstanding Common Stock of Enact Delaware.  Forthwith upon the
          ------------------------------------------
Effective Date, the One Hundred (100) shares of Enact Delaware Common Stock presently issued and outstanding in the name of Enact California shall be canceled and retired and resume the status of authorized and unissued shares of Enact Delaware Common Stock, and no shares of Enact Delaware Common Stock or other securities of Enact Delaware shall be issued in respect thereof.

     11.  Covenants of Enact Delaware.  Enact Delaware covenants and agrees that
          ---------------------------
it will, on or before the Effective Date:

          a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which Enact California is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of Enact Delaware. In connection therewith, Enact Delaware shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

          b. File any and all documents with the California Franchise Tax Board necessary to the assumption by Enact Delaware of all of the franchise tax liabilities of Enact California.

     12.  Amendment.  At any time before or after approval and adoption by the
          ---------
stockholders of Enact California, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Enact Delaware and Enact California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     13.  Abandonment.  At any time before the Effective Date, this Merger
          -----------
Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Enact California or Enact Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Enact Delaware and the shareholders of Enact California.

     14.  Counterparts.  In order to facilitate the filing and recording of this
          ------------
Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of Enact California and Enact Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.



                                      ENACT HEALTH MANAGEMENT SYSTEMS
                                      DELAWARE CORPORATION,
                                      a Delaware corporation


                                     By:______________________________________
                                        Matthew Sanders, President


                                     ENACT HEALTH MANAGEMENT SYSTEMS,
                                     a California corporation


                                     By:______________________________________
                                        Matthew Sanders, President

                           CERTIFICATE OF SECRETARY

                                      OF

             ENACT HEALTH MANAGEMENT SYSTEMS DELAWARE CORPORATION

                           (a Delaware corporation)


     I, Henry Evans, the Secretary of Enact Health Management Systems Delaware Corporation, a Delaware corporation (the "Corporation"), hereby certify that the Agreement and Plan of Merger to which this Certificate is attached was duly signed on behalf of the Corporation by its President and was duly approved and adopted by a unanimous vote of the outstanding stock entitled to vote thereon by written consent of the sole stockholder of the Corporation dated January 23, 1998.

     Executed effective on the _____ day of ___________, 1998.



                              _________________________________________________
                              Henry Evans

                          CERTIFICATE OF APPROVAL OF

                        AGREEMENT AND PLAN OF MERGER OF

                        ENACT HEALTH MANAGEMENT SYSTEMS

                          (a California corporation)


     Matthew Sanders and Henry Evans certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Enact Health Management Systems, a California corporation (the "Corporation").

     2. This Certificate is attached to the Agreement and Plan of Merger dated as of _________, 1998, providing for the merger of the Corporation with and into a Delaware corporation.

     3. The Agreement and Plan of Merger in the form attached hereto (the "Merger Agreement") was approved by the Board of Directors of the Corporation at a meeting duly noticed and held on November 17, 1997.

     4. The total number of outstanding shares of the Corporation entitled to vote on the merger was 2,391,900 shares of Common Stock, 2,325,960 shares of Series A Preferred Stock, 220,385 shares of Series B Preferred Stock, 381,024 shares of Series C Preferred Stock, and 275,373 shares of Series D Preferred Stock.

     5. The principal terms of the Merger Agreement were approved by an affirmative vote which exceeded the vote required, such vote being a majority of the total number of outstanding shares of Common Stock, and a majority of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class.

Dated:  ___________, 1998.



                              _______________________________________________
                              Matthew Sanders, President


                              _______________________________________________
                              Henry Evans, Secretary

     The undersigned, Matthew Sanders and Henry Evans, President and Secretary, respectively, of Enact Health Management Systems, a California corporation, declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

     Executed at Mountain View, California, on ____________, 1998.



                              _______________________________________________
                              Matthew Sanders, President



                              _______________________________________________
                              Henry Evans, Secretary